Exhibit 99.1

Bulldog Technologies Signs Distribution Agreement with Major Player in Cargo and Storage Security Industry

Metro One Loss Prevention Group to Distribute Bulldog’s Yard BOSS™ Solution

Richmond, British Columbia, Canada – October 5, 2004 — Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions, announced today that Metro One Loss Prevention Group, a major player in the loss prevention, investigative and security consulting business, has selected Bulldog’s Yard BOSS™ solution for distribution to its extensive client base.

Metro One, a New York City based security firm specializing in creating solutions for detection and deterrence of theft in the cargo and storage industry has selected Bulldog as a major component of its’ loss prevention strategy to the retail market. Metro One’s clients include numerous Fortune 500 companies, including major department stores, brand name designer clothing retailers, discount wholesalers, book sellers, and home improvement supply stores.

“We’ve conducted extensive research in the wireless cargo security space and feel that Bulldog Technologies Yard BOSS™ solution is the most advanced and reliable in the market,” commented Philip DeJulio, president of Metro One. “Bulldog’s Yard BOSS™ system was chosen to provide an additional layer of security to prevent the introduction of illicit materials into both domestic and international shipments while in storage and transport. In addition to their superior and unique technology solutions, we feel that their attention to detail and customer service makes Bulldog the partner of choice for us.”

“Metro One is a leading security solution provider to the retail industry”, noted James McMillan, COO of Bulldog Technologies. “We are very pleased to be working with Metro One and looking forward to providing retail specific wireless security solutions.”

“This Distribution Agreement with Metro One is an important step in the full-scale commercialization of our GPS intrusion and detection technologies”, added John Cockburn, President and CEO of Bulldog Technologies. “This is a significant contract for Bulldog. We are thrilled that Metro One will be a distributor of our products to their extensive customer base.”

The Yard BOSS™ (RB-210) is a “smart-locking” system that attaches to trailers and/or containers while in temporary storage. The Yard BOSS™ was designed to detect and deter theft and to provide an additional layer of security to prevent the introduction of illicit materials into shipments while in storage. The solution detects unauthorized entry and movement and transmits a signal back to security. The solution can also be integrated into a users localized alarm system to provide protection during non-business hours. The Yard BOSS™ System is portable and reusable and can be easily disarmed, removed, reattached and reactivated within a yard or storage area increasing functionality and decreasing long-term security costs.

About Bulldog Technologies

Bulldog Technologies, Inc. (BLLD: OTC BB) a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSS™ (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers. For further information, visit Bulldog on the Web at www.bulldog-tech.com

About Metro One

Metro One is a New York City based security and investigative firm with 11 offices throughout the United States specializing in loss prevention consulting to the retail market. Metro One provides guard services, loss prevention, investigative and security consulting services to retailers throughout the U.S. Metro One’s clients include numerous Fortune 500 companies, including major department stores, brand name designer clothing retailers, discount wholesalers, book sellers, and home improvement supply stores. The company is one of the most respected, productive, and professional loss prevention providers in the country. For further information, visit Metro One on the Web at www.metroonelpsg.com

Press Contact:

   Jan Roscovich
   PR Director
   Bulldog Technologies Inc.
   (604) 271-8656
   jroscovich@bulldog-tech.com

Investor Contact:

   Aurelius Consulting Group
   Jeff Wadley
   (888) 451-5721
   (407) 644-4256
   Jeff@aurcg.com